INFRAX SYSTEMS (IFXY) TO PURCHASE CONTROLLING INTEREST IN RFID INTEGRATION PIONEER, LOCKWOOD TECHNOLOGY

RFID Security and Asset Management to be Incorporated intoInfrax Secure Intelligent Energy Platform for Smart Grid Applications

ST. PETERSBURG, FL--(January 31, 2011) – INFRAX SYSTEMS, Inc. (OTC BB: IFXY - News), a global provider of unified SmartGrid-related products and services for the Energyand Utilityindustries, announced today that it hasentered into an agreement to acquire controlling interest in Lockwood Technology Corporation, a leading integrator of RFID-based software and hardware solutions for asset management, fromDaedalus Capital, LLC.

Under the terms of the agreement, Infrax systems will acquire 70% interest in Lockwood Technology from Daedalus Capital in a stock-based transaction valued at $1,650,000. As part of the transaction, Daedalus Capital will also provide additional working capital to Infrax and fund current development activities of Lockwood. Infrax will continue to support Lockwood Technology’s customer base and utilize their expertise in future smart grid deployment projects.

The Lockwood technical team has a 16-year track record of developing and implementing comprehensive asset tracking, information management and security solutions for public and private organizations. Lockwood has deployed solutions for a variety of government agencies, including the US Department for Homeland Security, the Air Force Office of Scientific Research, the US Army and the USHouse of Representatives.

“The addition of RFID and real-time location systems technology to Infrax’s Secure Intelligent Energy Platform will enhance our security offerings to Utilitiesand Municipalities. Controlling access to facilities and tracking materials in the warehouse or maintenance vehicles is a critical component of securing the energy grid,” said Paul J. Aiello, CEO of Infrax. “The deployment of Lockwood’s solutions, especially its SmartTracker software for mobile workforce applications and its EventManager software for automatic event detection and incident reporting, will be of significant benefit to our customers.”

Infrax plans to incorporate Lockwood’s RFID-based tracking solutions into its complete product portfolio and to continue to expand thecompany'sintegration partner and affiliate programs.Lockwood’s current integration partners includeMicrosoft, Motorola, Lockheed Martin, General Dynamics and GovPlace.

“Lockwood Technology will also allow INFRAX to expand our current GRID data collection to include a robust backend processing component in a hosted environment”, Mr. Aiello also states. “From the beginning Infrax set out to become an end-to-end solution particularly for the Utilityindustry. By adding BSI's installation footprint and Lockwood's real time asset tracking and automation software we are on track to achieve this goal.”

The acquisition is expected to close within 60 days after the completion of due diligence. Additional financial details of thetransaction will be disclosed with the completion of the acquisition or when available.

How this acquisition affects Infrax Systems and what it means to our shareholders

Shareholder Equity – Lockwood’s acquisitionwill add an estimated, $1.6M in shareholder equity to our balance sheet at closing, subject to the final accounting review.

Product Offerings–RFID is the wave of the future.  It is an effective replacement technology for simple barcodes because no line of sight is required and RFID tags can be read both automatically and simultaneously with no manual labor required.  The potential implementation for this technology is endless.The addition of RFID technology to Infrax’s Secure Intelligent Energy Platform will enhance our security offerings to utilities and municipalities. Controlling access to facilities and tracking materials in the warehouse or maintenance vehicles is a critical component of securing the energy grid.

About Lockwood TechnologyCorporation

Since 1994 Lockwood Technology has focused on developing world class asset tracking software and asset tracking services. Our development teams have built efficient integrated systems for clients worldwide. Our client base includes entities from many vertical markets including finance, healthcare, hospitality, manufacturing, transportation, law enforcement, education, federal government, public sector, legal, telecommunications and insurance. Fortune 500 companies throughout the world choose Lockwood as the solution that fits their needs. Our affiliate programextends throughout the United States, Canada, Europe, Asia and the Pacific Rim. Our asset tracking andmanagement software easily tracks assets using barcoding, RFID, imaging and wireless technologies. Our Large Enterprise Edition is a client/server, multi-user, menu-driven asset database manager that runs on MS Windows XP, Vista and Windows 7 operating system, utilize SQL Server 2005 and 2008 and can track virtually anything.

Lockwood also offers a complete line of mobile information systems products that are compatible with Windows Mobile and feature barcoding, RFID, biometric, imaging and wireless technologies.Lockwood products are offered for licensed in-house use or as a hosted (SaaS) solution.

For Lockwood Technology information, visit www.lockwoodtechnology.com.

About INFRAX Systems

Infrax Systems offers a series of interrelated operational management, communications, and grid security related products and services known as Secure Intelligent Energy Platform (SIEP). Our products enable a comprehensive and unified solution for communications and applications management of the Smart Grid. SIEP™ incorporates a wide array of communications, security, device and data management tools for Smart Grid applications such as advanced metering solutions and grid optimization. SIEP platform creates a unified solution to securely manage Advanced Metering Infrastructure (AMI) and distribution automation. Infrax's secure smart grid platform incorporates a communications transport and management system, (Grid Mesh™), device and data security management, and ultimately secures intelligent endpoint devices (SIED). The secure management of the "last mile" backhaul will be necessary for utilities to implement Smart Grid applications including AMI, real-time pricing, Demand Side Management (DSM), Distribution Monitoring and Automation. When combined, these applications can offer economic, operational and environmental benefits for utilities, and ultimately the utility's customers.

For INFRAX Systems information, contact Investors@Infraxinc.com or visit www.infraxinc.com.

Forward-Looking Statements
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Infrax Systems, Inc.

investors@infraxinc.com
727-498-8514
Source: Infrax Systems, Inc.